Exhibit 10.7

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Master Agreement”) is made on November 4, 2024 by and between:

1.	Antpool Technologies (BVI) Limited, a limited company organized under the laws of British Virgin Islands, whose registered office is located at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (“Lender”); and

2.	Finfront Holding Company, a company organized under the laws of Cayman Islands, whose registered office is located at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Borrower”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions of this Master Agreement and the applicable Loan Confirmation, Borrower may, from time to time, initiate a transaction pursuant to which Lender will agree to lend the Loaned Assets to Borrower, and the Borrower will pay a Loan Fee and return such Loaned Assets to Lender upon the termination of the Loan.

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1.	Definitions

“Additional Collateral” has the meaning set forth in Section 4.3.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified

“Agreement” has the meaning set forth in Section 17.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token.

“AML/CTF Requirements” mean any applicable laws made by a government or relevant authority or judicial body pertaining to money laundering, terrorism financing, bribery, corruption, tax evasion, fraud, the trafficking of arms, drugs, humans or wildlife, slavery, proliferation of weapons of mass destruction, or sanctions imposed by the United Nations Security Council, the United States of America, the United Kingdom of Great Britain and Northern Ireland, the European Union or its member states, Singapore, Hong Kong or any other jurisdictions selected for inclusion hereunder by Lender from time to time.

“Authorized Agent” has the meaning set forth in Exhibit A.

“Borrower” means the Party specified as such in the applicable Loan Confirmation.

“Business Day” means a day on which banks are generally open for business in Hong Kong and excluding any Saturday or Sunday.

“Business Hours” means between the hours of 10:00 to 18:00 (GMT+8) on a Business Day.

“Close of Business” means 18:00 (GMT+8).

“Collateral” has the meaning set forth in Section 4.1.

“Current Level” means, with respect to a Loan as of a time and day, an amount, expressed as a percentage, equal to: (i) Market Value of Loaned Assets as of such time, divided by (ii) Market Value of the total Collateral transferred to and held by Lender as of such time (as adjusted from time to time by the amount of Additional Collateral delivered by Borrower and amount of Collateral returned by Lender).

“Digital Currency” means USDT or USDC as agreed between the Parties and as specified in the applicable Loan Confirmation. For the avoidance of doubt, with respect to Loaned Assets and Loan Balance, the day one lending value of one unit of any USDT or USDC loaned out shall be deemed to be equal to the same amount in the form of USD, at a ratio of 1:1. In the event that Borrower wishes to repay the Loan Balance to Lender in Digital Currency, Borrower shall repay such amount of Digital Currency which, if converted into USD using the spot rate at the time of such repayment (the “Return Spot Rate”), would be no less than the amount Lender would receive in USD. The Return Spot Rate of any such Digital Currency shall be mutually agreed by the Parties in writing. Notwithstanding the above, the Lender shall have, at any time, the sole and absolute discretion to determine whether to accept a certain form of Digital Currency for repayment for any or all of the Loan Balance. “Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Currency.

“Exercise of the Prepayment Option” has the meaning set forth in Section 2.3.2

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where Borrower does not have a Prepayment Option.

“Hard Fork” means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an Airdrop or any other event which results in the creation of a new token).

“Initial Margin Level” means, with respect to a Loan and as of the Loan Effective Date, the percentage specified as such in the relevant Loan Confirmation, if applicable.

“Lender” means the Party specified as such in the applicable Loan Confirmation.

“Liquidation Level”, with respect to a Loan, has the meaning given to it in the relevant Loan Confirmation, if applicable.

“Loan” means a loan made pursuant to and in accordance with this Master Agreement and the applicable Loan Confirmation.

“Loan Balance” means the sum of all outstanding amounts of Loaned Assets, including Loan Fees, Late Fees, and any Early Termination Fee.

“Loan Documents” means this Master Agreement, all Loan Confirmations entered into between the Parties and any other document designed as a Loan Document by the Parties.

“Loan Effective Date” means the date specified as such in the Loan Confirmation.

“Loan Fee” means the fee payable by Borrower to Lender for a Loan.

“Loan Confirmation” means the agreement between Lender and Borrower on the particular terms of a Loan, which shall be substantially in the form set forth in Exhibit B, or any other form approved by Lender.

“Loaned Assets” means any amount of Digital Currency agreed between the Parties from time to time transferred in a Loan until such Digital Currency (or identical Digital Currency) amount is transferred back to Lender. For the purposes of the return of Loaned Assets by Borrower or purchase or sale of Digital Currencies pursuant to Section 9, such term shall include Digital Currency of the same quantity and type as the Loaned Assets, as adjusted pursuant to the preceding sentence.

“Loan Instruments” means the aggregation of, as the case may be, (a) all the deeds of loan entered into by and among the Lender, the Borrower and certain other parties thereto from time to time, pursuant to which the Lender agrees to provide a loan to the Borrower to finance the Borrower’s ordinary business operation or capital expenditures, which include but not limited to purchase of, among others, certain units of cryptocurrency mining hardware and/or mining facilities, and/or to provide a loan to the Borrower to pay for the hosting fees and operation and maintenance fees associated with the operations of the cryptocurrency mining hardware of the Borrower; and (b) any other loan agreements entered into by and among the Lender, the Borrower and certain other parties thereto from time to time. The Loan Instruments shall include, without limitation, this Agreement. Each of the Loan Instruments shall be referred to herein as a “Loan Instrument”.

“Margin Call Level”, with respect to a Loan, has the meaning given to it in the relevant Loan Confirmation, if applicable.

“Market Value” means, with respect to Digital Currency, its value as determined in accordance with the relevant Loan Confirmation.

“Maturity Date” means the pre-determined future date upon which a Loan becomes due in full.

“Open Loan” means a Loan without a Maturity Date where Borrower has the option to repay or return the Loaned Assets at any time by notice.

“Prepayment Option” means, in the case of a Term Loan with Prepayment Option, the Borrower has the option to repay or return the Loaned Assets prior to the Maturity Date, subject to this Master Agreement or shall have the meaning as stated in section 2.3.2 in relation to the Open Term Loan.

“Term Loan with Prepayment Option” means a Loan with a Maturity Date where Borrower has a Prepayment Option.

“Termination Date” means the date upon which a Loan is terminated and as set forth in section 2.4.

“Written Notice” is defined as set forth in Section 15.

2.	General Loan Terms.

2.1	Loans of Digital Currency

Subject to all of the terms and conditions of this Master Agreement, the Lender agrees to lend, and/or procure the affiliates of the Lender to lend, to the Borrower and/or the affiliates of the Borrower, funds in an aggregate amount not exceeding 100,000,000 US dollars, which may be drawn in the form of Digital Currency in one or multiple tranches within 48 months starting from the effective date of this Master Agreement. The specific amount of Digital Currency to be drawn in each tranche shall be separately agreed between the Parties.

For the purpose of this Master Agreement, any reference to “Lender” shall include affiliates of the Lender as applicable, and any reference to “Borrower” shall include affiliates of the Borrower as applicable.

2.2	Loan Procedure

Provided that all the conditions (if any) precedent set out in the Master Agreement have been fulfilled, an Authorized Agent of Borrower may, from time to time during the Business Hours on a Business Day (the “Request Day”), by Written Notice directed to Lender (or such other address or medium as Lender may specify in writing), request from Lender a Loan of a specific amount of Digital Currency agreed between the Parties (a “Lending Request”).

As part of its Lending Request, Borrower shall provide the following proposed terms:

2.2.1	the type of Digital Currency;

2.2.2	the amount of Digital Currency;

2.2.3	whether the Loan is to be a Fixed Term Loan, a Term Loan with Prepayment Option, an Open Loan or such other type of Loan agreed between the Parties;

2.2.4	the proposed Loan Effective Date, which shall be at least 5 working days following the Request Day; and

2.2.5	the Maturity Date (if applicable).

If Lender agrees to make a Loan of Digital Currency, Lender shall commence transmission to the Borrower’s Digital Currency Address the amount of Digital Currency as such Digital Currency Address is set forth in the Lending Request after receiving the agreed upon Collateral.

The specific and final terms of a Loan shall be memorialized using the Loan Confirmation. In the event of any inconsistency among this Master Agreement, or the applicable Loan Confirmation, the following will prevail for purposes of the applicable Loan in the order of precedence indicated: (i) the Loan Confirmation; and (ii) this Master Agreement.

2.3	Loan Repayment Procedure

2.3.1	Loan Repayment

Unless otherwise specified in subsection 2.3.2 below or the applicable Loan Confirmation, upon the Termination Date, Borrower shall repay, the entirety of the Loan Balance to Lender by Close of Business of the Termination Date. The Lender shall have, at any time, the sole and absolute discretion to determine whether to accept a certain form of Digital Currency as repayment of any or all of the Loan Balance.

2.3.2	Prepayment Option

For Loans in which Borrower has a Prepayment Option (e.g. Open Loans, Term Loans with Prepayment Option, etc.):

(i)	Borrower may give Lender an irrevocable Written Notice to notify Lender during Business Hours of Borrower’s intent to return or repay the Loan prior to maturity without being subject to Early Termination Fees as set forth in Section [3.4] (the “Exercise of the Prepayment Option”), provided that in the case of Open Loans, such Exercise of the Prepayment Option could only be made by the Borrower after the expiration of 30 days from the Loan Effective Date, unless otherwise agreed by the Lender. Borrower shall provide said Written Notice at least 5 calendar days prior to the date on which the Borrower will repay all or a portion of the Loan Balance (said later date, the “Redelivery Day”). Borrower’s Exercise of the Prepayment Option shall not relieve it of any of its obligations herein, including without limitation its payment of owed Loan Fees and Late Fees.

In the event of a Prepayment Option where the Borrower repays only a portion of the Loan Balance, Borrower shall repay said portion of the Loan Balance on the Redelivery Day and the remaining portion of the Loan Balance on the earlier of the Maturity Date and if applicable, the subsequent Redelivery Day.

For Open Loans, the Lender can terminate the Loan at any time in its sole discretion without being subject to any fees or liabilities. The Lender shall give the Borrower a Written Notice to notify the Borrower its intent to terminate the Loan and the Borrower shall repay the full amount of the Loan Balance within two Business Days after receiving such notice. If the Borrower fails to repay the full amount of the Loan Balance within such timeline, the Lender shall have the right to immediately transfer any and all of Borrower’s Collateral from the collateral account to Lender’s operating account necessary for the payment of any nonpayment, liability, obligation, or indebtedness owed by the Borrower to the Lender.

2.4	Termination of Loan

A Loan will terminate on the date upon the earlier of (the “Termination Date”):

2.4.1	the Maturity Date;

2.4.2	the repayment of the Loan Balance by Borrower prior to the Maturity Date in the case of a Fixed Term Loan;

2.4.3	the last Redelivery Day or otherwise as specified according to subsection 2.3.2(ii), in the case of an Open Loan or Term Loans with Prepayment Option;

2.4.4	the occurrence of an Event of Default as defined in Section 8; however, Lender shall have the right in its sole and absolute discretion to suspend the termination of a Loan under this Section 2.4.4 and reinstitute the Loan. In the event of reinstitution of the Loan pursuant to the preceding sentence, Lender does not waive its right to terminate the Loan hereunder; or

2.4.5	in the event any or all of the Loaned Assets become, in Lender’s sole and absolute discretion, at risk of being: (1) considered a security, swap, derivative, or other similarly-regulated financial instrument or asset by any regulatory authority, whether governmental, industrial, or otherwise, or by any court of law or dispute resolution organization, arbitrator, or mediator; or (2) subject to future regulation materially affecting this Master Agreement, any Loan, or Lender’s business.

Nothing in the forgoing shall cause, limit, or otherwise affect the termination of this Master Agreement.

3.	Loan Fees and Other Fees.

3.1	Loan Fee

Unless otherwise agreed in the applicable Loan Confirmation, Borrower agrees to pay Lender a financing fee on each Loan (the “Loan Fee”) for the term of the Loan at the annual interest rate of 6.5%. When a Loan Confirmation is executed, the Borrower will pay the Loan Fee as agreed in the applicable Loan Confirmation. Except as the Parties may otherwise agree, Loan Fees shall accrue (i) from (and including) the date on which the Loaned Assets are transferred to Borrower, where the Loaned Assets are transferred before 12:00 noon (GMT+8) of such date, or (ii) from (and including) the calender day following the date on which the Loaned Assets are transferred to Borrower, where the Loaned Assets are transferred at or after 12:00 noon (GMT+8) of such date to the date on which such Loaned Assets are repaid in their entirety to Lender. The determination on the time of transfer of the Loaned Assets to Borrower shall follow the time displayed by the TXID with regards to the last transfer of the remaining Loaned Assets to the Borrower.

For any Loan, the minimum Loan Fee shall be the Loan Fee that would accrue for one month.

Lender shall calculate any Loan Fees owed on a daily basis for the actual number of days elapsed and provide Borrower with the calculation upon request. The Loan Fee will be calculated based on all outstanding portions of the Loaned Assets. The Loan Fee is payable monthly by Borrower in arrears and to be paid in a Digital Currency in accordance with the applicable Loan Confirmation.

3.2	Late Fee

For each calendar day after the earlier of the Maturity Date and the Redelivery Day in respect of which Borrower has not returned the entirety of the Loaned Assets or failed to timely pay any outstanding Loan Fee in accordance with Section 3.1, Borrower shall incur an additional fee (the “Late Fee”) of 10% or other amount as agreed in the Loan Confirmation by the Parties (annualized, calculated daily) on all outstanding portions of the Loaned Assets and Loan Fees. If a Late Fee is imposed under this Section 3.3 due to an event that would constitute an Event of Default under Section 8, the imposition of a Late Fee by the Lender does not constitute a waiver of its right to declare an Event of Default for the same event.

3.3	Payment of Loan Fee and Late Fee

Unless otherwise agreed in the Loan Confirmation, any Loan Fee or Late Fee payable hereunder shall be paid by Borrower upon the earlier of (i) five (5) Business Days after receipt of an invoice from Lender or (ii) the termination of the relevant Loan hereunder (the “Payment Due Date”). An invoice for Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent out on the first Business Day of the month and shall include any Loan Fees, Late Fees, and Early Termination Fees incurred during the previous month. Failure of Lender to timely send an invoice in accordance with the preceding sentence shall not be considered a material default under Section 8.4 nor shall it relieve Borrower of its obligation to pay any Loan Fees, Late Fees, and Early Termination Fees owed herein nor negate any Event of Default resulting from Borrower’s failure to timely pay such fees. The Loan Fee, Late Fees, and Early Termination Fees shall be payable, unless otherwise agreed by the Parties in the Loan Confirmation, in the Digital Currency on the same blockchain and of the same type that was loaned by the Lender under the Loan.

Notwithstanding the foregoing, in all cases, all Loan Fees, Late Fees, and Early Termination Fees shall be payable by Borrower immediately upon the occurrence of an Event of Default hereunder by Borrower.

3.4	Early Termination Fees

For Fixed Term Loans, if Borrower returns any or all of the Loaned Assets prior to the Maturity Date, Borrower shall pay to Lender the Early Termination Fee (an amount as agreed in the Loan Confirmation by the Parties). The Early Termination Fee is due with the early repayment of such any or all Loaned Assets prior to the Maturity Date.

3.5	Taxes and Fees

All transfer or other taxes or third party fees payable with respect to the transfer, repayment, and/or return of any Loaned Assets or Collateral hereunder shall be paid by Borrower.

4.	Collateral Requirements

4.1	Collateral

Unless otherwise agreed by the Parties, or modified in the Loan Confirmation, Borrower shall provide as collateral an amount of Bitcoin (or “BTC”) (“Collateral”) and memorialized in the Loan Confirmation. Borrower shall, prior to the transfer of the Loaned Assets by Lender to Borrower, transfer the Collateral to Lender. For the avoidance of doubt, Lender is under no obligation to transfer the Loaned Assets to the Borrower until the Lender receives the Collateral transferred by the Borrower.

Collateral shall always be valued in USDT, but Borrower may, if mutually agreed by both Parties, provide the Collateral (in whole or in part) to Lender in an agreed Digital Currency and/or agreed type of property in an amount equal to the value of the Collateral in USDT at the applicable market rate determined by Lender. For the avoidance of doubt, upon the repayment of the Loaned Assets at the termination of a Loan, Lender shall return to Borrower the same amount and type of Collateral (including Additional Collateral) that was deposited, net of any Margin Call or Liquidation adjustments (as defined below in Section 4.3) in 3 Business Days after the termination date of a Loan.

During the term of the Loan, Borrower agrees and affirms that Lender is entitled to use of the Collateral, including, but not limited to, for the purposes of lending, investing, transferring to bank and other accounts upon which Lender, or a third party, is the account holder or the beneficiary, or pledging as collateral in other transactions. Such entitlement and use shall not relieve Borrower or Lender of any of its obligations hereunder.

4.2	Transfer of Title

Each Party agrees that all rights, title, and interest in and to any cash or Digital Currencies which it transfers to the other Party hereunder shall vest in the recipient free and clear of any liens, claims, charges or encumbrances or any other interest of the transferring party or of any third person.

Notwithstanding any other provision of the Agreement to the contrary, Borrower agrees that Lender may take a sufficient time to consider, verify, or otherwise block a transfer of Digital Currencies to ensure compliance with applicable laws, including any AML/CTF Requirements.

Nothing in the Agreement is intended to create or does create in favour of either Party any mortgage, charge, lien, pledge, encumbrance or other security interest in any cash or Digital Currency transferred by one Party to the other Party hereunder.

4.3	Margin Calls

If the Current Level of a Loan is at or above the Margin Call Level, Lender may notify Borrower to transfer additional Collateral (“Additional Collateral”) to restore the Current Level (after taking into account the Additional Collateral transferred) to at least equal to or lower than the Initial Margin Level through email and telephone (“Additional Collateral Notification”). Borrower shall keep its mobile phone available to receive the Additional Collateral Notification.

4.4	Return of Collateral

If the Current Level of a Loan is at or below the Initial Margin Level, Borrower may, at its sole and absolute discretion, request Lender to, and Lender shall pursuant to Borrower’s request, return a portion of the Collateral provided that after such return, the Current Level of the Loan shall not be higher than the Initial Margin Level.

Upon Borrower’s repayment of all moneys, debts and present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) due from Borrower to Lender under the Loan Instruments and acceptance by Lender of the Loaned Assets into Lender’s Digital Currency Address, with such delivery being confirmed on the relevant Digital Currency blockchain ten times, Lender shall initiate the return of Collateral within five (5) Business Days to a Digital Currency Address of Borrower.

Without prejudice to the foregoing, upon the full repayment of all moneys, debts and present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) due from Borrower to Lender under all the loan instruments of the same type, Lender shall return (net of any applicable fees, charges, or other penalties) to Borrower the remaining total of the Collateral balance under that type of loans.

5.	Liquidation Level

5.1	Liquidation Event

If the Current Level of a Loan is at or above the Liquidation Level (“Liquidation Event”), Lender shall notify Borrower to transfer Additional Collateral to restore the Current Level (after taking into account the Additional Collateral transferred) to at least equal to or lower than the Initial Margin Level through Additional Collateral Notification. Borrower shall keep its mobile phone available to receive the Additional Collateral Notification.

Borrower shall have twenty-four (24) hours from the time Lender sends such Additional Collateral Notification to (x) respond and deliver Additional Collateral to Lender, or (y) repay the Loan to restore the Current Level.

If Borrower fails to deliver Additional Collateral or repay the Loan in accordance with the paragraph above, Lender shall, without the need to provide any prior notification, be entitled to immediately liquidate or sell the Collateral and use the liquidation proceeds to purchase the Loaned Assets to repay the Loan. If the liquidation proceeds exceed the Loan Balance, Lender shall return such excess to Borrower within five (5) Business Days after repayment of the Loan.

For the avoidance of doubt, failure to transfer Additional Collateral following a Liquidation Event will not constitute an Event of Default with respect to Borrower under Sections 8.3 and/or 8.5 of this Master Agreement.

6.	Hard Fork

6.1	Rights of Borrower and Lender

In the event of a Hard Fork in the blockchain for any Loaned Assets or an Airdrop associated with the Loaned Assets, Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork in the Digital Currency protocol or an Airdrop.

In the event of a Hard Fork in the blockchain for any Collateral or an Airdrop associated with the Collateral, Borrower will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork in the Digital Currency protocol or an Airdrop.

7.	Representations and Warranties.

The Parties to this Master Agreement hereby make the following representations and warranties to each other, which shall continue during the term of this Master Agreement and any Loan hereunder:

7.1	(i) it has the power to execute and deliver this Master Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (ii) it has taken all necessary action to authorize such execution, delivery and performance, and (iii) this Master Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms;

7.2	it has not relied on the other for any tax or accounting advice concerning this Master Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan, any Loaned Assets, Collateral, or funds received or provided hereunder;

7.3	it is acting for its own account;

7.4	it is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in the Master Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned Assets, and voluntarily takes full responsibility for any risk to that effect;

7.5	it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws;

7.6	there are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this Master Agreement or the accuracy of the representations and warranties hereunder or thereunder;

7.7	to its knowledge the transactions contemplated in this Master Agreement are not prohibited by law, regulation or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in this Master Agreement;

7.8	in respect of the Lender only, it has, or will have at the time of the loan of any Digital Currency, the right to lend such Loaned Assets subject to the terms and conditions hereof; and

7.9	in respect of the Borrower only, it has, or will have at the time of delivery of any Collateral or return of any Loaned Assets, the right to deliver such Collateral or Loaned Assets subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement.

8.	Default

Each of the events or circumstances set out in this Section 8 shall constitute an event of default (each, an “Event of Default”):

8.1	the failure of the Borrower to return any and all Loaned Assets upon termination of any Loan;

8.2	the failure of the Borrower to pay any and all Loan Fees, Late Fees, or Early Termination Fees when due hereunder or any outstanding amount under any other Loan Instrument on the Maturity Date (as defined in the relevant Loan Instrument); however, Borrower shall have ten (10) days to cure such default;

8.3	the failure of the Borrower to transfer Collateral or Additional Collateral;

8.4	a material default by the Borrower in the performance of any of the other agreements, conditions, covenants, provisions or stipulations contained in this Master Agreement, including without limitation a failure by Borrower to abide by its obligations in Section 6 and Borrower’s failure to cure said material default within ten (10) days;

8.5	Borrower’s default or failure to perform any obligation under any other agreement with Lender or any of its affiliates;

8.6	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against the Borrower and are not dismissed within thirty (30) days of the initiation of said proceedings;

8.7	any event or circumstance occurs or exists that is a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of, the Borrower, taken as a whole, or a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or other Loan Instrument;

8.8	any representation or warranty made by the Borrower in any of the Loan Documents or other Loan Instrument that proves to be incorrect or untrue in any material respect;

8.9	the Borrower notifies the Lender of its inability to or its intention not to perform its obligations hereunder or under other Loan Instrument, or otherwise disaffirms, rejects, or repudiates any of its obligations hereunder or under other Loan Instrument; or

8.10	performance by the Borrower of any obligation hereunder breaches, or is likely to breach, any applicable laws (including any AML/CTF Requirements) or is otherwise contrary to any policy Lender may apply as a result of an order or sanction issued by any government agency.

9.	Remedies

9.1	Upon the occurrence and during the continuation of any Event of Default by Borrower, the Lender may, at its option, by delivering a Written Notice (the “Default Notice”) to the Borrower, immediately: (1) declare the entire Loan Balance outstanding for any Loan hereunder immediately due and payable; (2) terminate this Master Agreement and any Loan with immediate effect unless the termination is suspended by the Lender according to Clause 2.4.3; (3) immediately transfer any Collateral to satisfy Borrower’s liability, obligation, or indebtedness hereunder, followed by any and all moneys, debts, obligations and liabilities due from Borrower to Lender from time to time under other Loan Instruments, including but not limited to using the Collateral to purchase the relevant Digital Currency to replenish Lender’s supply of the relevant Digital Currency or selling any Collateral in a relevant market for such Digital Currency; (4) purchase on Lender’s own account a like amount of Loaned Assets in a relevant market for such Digital Currency and then collect from Borrower the expenses incurred by Lender for such purchase; (5) exercise its rights under Section 12 herein; and (6) exercise all other rights and remedies available to the Lender hereunder, under applicable law or in equity; provided, that upon any Default Notice pursuant to Section 8 as to a particular Loan, the entire Loan Balance then outstanding hereunder shall automatically become and be immediately due and payable.

9.2	Without prejudice to Lender’s remedies under Section 9.1, upon the occurrence of any Event of Default under Sections 8.6 or 8.7, this Master Agreement and any and all Loans made pursuant to this Master Agreement shall be terminated immediately and become due and payable, and Lender shall have immediate right to the Collateral to the fullest extent permitted herein and by law.

9.3	In the event that the Loan Balance or the purchase price of any replacement Digital Currency pursuant to this Section exceeds the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon in the amount of 10% (annualized, calculated daily) or such other amount specified in the applicable Loan Confirmation.

9.4	As security for Borrower’s obligation to pay such excess or to perfect the security interest of Lender in the Collateral, Borrower shall, from time to time, as may be required by Lender, grant a security interest in any property of Borrower (which shall exclude any cash or Digital Currency) (the “Security Interest”) then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. Borrower further agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Lender may request, in order to create and/or maintain the validity, perfection or priority of and protect any Security Interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

9.5	The purchase price of replacement Digital Currency purchased under this Section shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expense related to such purchase or sale (as the case may be).

9.6	In the event Lender exercises its rights under this Section 9, Lender may elect in its sole and absolute discretion, in lieu of purchasing all or a portion of the replacement Digital Currencies or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of replacement Digital Currencies or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source.

9.7	To the extent that the Loans are now or hereafter secured by property other than the Collateral, or by the guarantee, endorsement or property of any other person, then upon delivery of a Default Notice to Borrower, Lender shall have the right in its sole and absolute discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder.

9.8	In connection with the exercise of its remedies pursuant to this Section 9, Lender may (1) exchange, enforce, waive or release any portion of the Collateral or Loans in favor of the Lender or relating to any other security for the Loans; (2) apply such Collateral or security and direct the order or manner of sale thereof as the Lender may, from time to time, determine; and (3) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default, without affecting or impairing the Lender’s right to take any other further action with respect to any Collateral or security or any part thereof.

9.9	In the event that there are excessive Collateral under this Agreement, the Lender may, at its sole discretion, apply any excess for the settlement of any other agreement between Borrower or any of its affiliates and Lender or any of its affiliates.

9.10	In addition to its rights hereunder, the non-defaulting Party shall have any rights otherwise available to it under any other agreement or applicable law.

10.	Rights and Remedies Cumulative.

No delay or omission by the Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

11.	Survival of Rights and Remedies

All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Assets or Collateral, and termination of this Master Agreement.

12.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency or property or upon the occurrence of any Event of Default in Section 8 hereunder, Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, broker fees, and technology costs incurred by the Lender in connection with the enforcement of its rights hereunder.

13.	Governing Law; Dispute Resolution.

13.1	This Master Agreement is governed by, and shall be construed and enforced under, the laws of Hong Kong, without regard to any choice or conflict of laws Rules.

13.2	Any dispute, controversy, difference or claim arising out of or relating to this Master Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong laws. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

14.	Confidentiality.

14.1	Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section 14, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

14.2	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section 14.

14.3	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

14.4	The provisions of this Section 14 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party, or required by any rules or requirements of any recognized national stock exchange; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance Written Notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure. Notwithstanding the foregoing, either Party may disclose the other Party’s Confidential Information without Written Notice pursuant to a written request by a governmental agency or regulatory authority.

14.5	The obligations with respect to Confidential Information shall survive for a period of three (3) years from the date of this Agreement. Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section 14; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal or compliance personnel of such Party and the confidentiality obligations of this Section 14 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

15.	Notices.

15.1	Any notice or other communication in respect of this Master Agreement may be given in any manner described below to the address or number or in accordance with the electronic messaging system or e-mail details provided in a Loan Confirmation with respect to a particular Loan (“Written Notice”):

Antpool Technologies (BVI) Limited

Attn: [***]

Email: [***]

Finfront Holding Company

Attn: [***]

Email: [***]

And will be deemed effective as indicated:—

(a)	if in writing and delivered in person or by courier, at the time when it is delivered;

(b)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), at the time when it is delivered or its delivery is attempted;

(c)	if sent by electronic messaging system, including e-mail, instant messaging and live chat, SMS or text messaging, phone and voicemail, at the time when it is delivered;

except if it is specified in this Master Agreement that a notice or communication has to be given during Business Hours, in which case that notice or communication will be deemed given and effective at 10am (GMT +8) on the first following Business Day.

15.2	Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

16.	Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing.

17.	Single Agreement and set-off

The Parties acknowledge and agree that, and have entered into this Master Agreement in reliance on the fact that, this Master Agreement, and all Loan Confirmations form a single agreement between the Parties (collectively referred to as this “Agreement”), and the Parties would not otherwise enter into any Loans.

The Parties hereby agree that each Party may set off any obligation from the other Party to make payments, deliveries, and other transfers in respect of any Loan against any obligation owed by that other Party to the first-mentioned Party.

The Parties hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by a Party (the “Defaulting Party”) in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the other Party (the “Non-defaulting Party”) shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

18.	Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understanding and agreements. Nothing in this Section 18 shall be construed to conflict with or negate Section 17 above.

19.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties. Either Party may assign this Agreement or any rights or duties hereunder with the prior written consent of the other Party (such consent to not be unreasonably withheld or delayed).

Notwithstanding the foregoing, in the event of a change of control of Lender or Borrower, prior written consent shall not be required so long as such Party provides the other Party with Written Notice prior to the consummation of such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from stockholders of the Party shares representing more than fifty percent (50%) of the outstanding voting stock of such Party.

This Agreement shall not create any rights in favor of or impose any obligation upon any person or entity other than the Parties and their respective successors and permitted assigns. For the avoidance of doubt, any and all claims and liabilities against Lender arising in any way out of this Agreement are only the obligation of Lender, and not any of its parents or affiliates. The Parties agree that none of Lender’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of Lender’s obligations under this Agreement.

20.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

21.	Counterpart Execution.

This Master Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

22.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the Parties other than the relationship of Borrower and Lender.

23.	No Waiver.

The failure of or delay by Lender to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent Lender from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

24.	Indemnification.

24.1	Borrower shall indemnify and hold harmless the Lender, or any of its parents or affiliates, from and against any and all third party claims, demands, losses, expenses and liabilities of any and every nature (including attorneys’ fees of an attorney of Lender’ choosing to defend against any such claims, demands, losses, expenses and liabilities) that it may sustain or incur or that may be asserted against it arising out of Lender’ lending of Digital Currency to Borrower under this Agreement, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to the Lender’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Borrower, its successors and assigns, notwithstanding the termination of this Agreement.

24.2	In addition to the Lender's obligation to return the collateral in accordance with the terms of this Agreement, to the extent the Lender’s liability is not limited or excluded under Section 24, the Lender’s maximum aggregate liability hereunder or howsoever arising, shall be limited to an amount equal to 125% of the Loan Fees and other fees as set forth in Section 3 paid or payable in the 12 months prior to the first event giving rise to a claim under this Agreement.

25.	Termination.

Subject to provisions to the contrary contained in this Master Agreement (including but not limited to Section 2.3.1), this Master Agreement may be terminated by either Party upon the later of: (1) the last terminate date of all outstanding Loans; and (2) the date mutually agreed by both parties.

26.	Miscellaneous.

26.1	Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate.

26.2	This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

26.3	The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed and delivered as of the date first above written.

Antpool Technologies (BVI) Limited

By:	/s/ Zhen Zhou
Name:	Zhen Zhou
Title:	CEO

Date: November 4, 2024

Finfront Holding Company

By:	/s/ Liang Lu
Name:	Liang Lu
Title:	Director

Date:	November 4, 2024

EXHIBIT A

Authorized Agents

EXHIBIT B

Loan Confirmation

This document constitutes a “Loan Confirmation” referred to in the Master Loan Agreement dated November 4, 2024 (“Master Agreement”) between Antpool Technologies (BVI) Limited (“Lender”) and Finfront Holding Company (“Borrower”) and supplements the Master Agreement with the following specific terms in relation to a Loan dated the Loan Effective Date. In the event of any inconsistency among the Master Agreement, or the applicable Loan confirmation, the following will prevail for purposes of the applicable Loan in the order of precedence indicated: (i) the Loan Confirmation; and (ii) the Master Agreement.

Reference Number	[__________] Parties shall quote the above number in all communication.
[__________]
Loaned Assets	For the avoidance of doubt, with respect to Loaned Assets and Loan Balance, the day one lending value of one unit of any USDT loaned out shall be deemed to be equal to the same amount in the form of USD, at a ratio of 1:1. In the event that Borrower wishes to repay the Loan Balance to Lender in Digital Currency, Borrower shall repay such amount of Digital Currency which, if converted into USD using the spot rate at the time of such repayment (the “Return Spot Rate”), would be no less than the amount Lender would receive in USD. The Return Spot Rate of any such Digital Currency shall be mutually agreed by the Parties in writing. Notwithstanding the above, the Lender shall have, at any time, the sole and absolute discretion to determine whether to accept a certain form of Digital Currency for repayment for any or all of the Loan Balance. Spot rate of the applicable Digital Currency refers to the price of such Digital Currency at the relevant time denominated in USD and published on the website of Coinmarketcap (https://coinmarketcap.com/)
Loan Fee Rate	6.5% per annum
Loan Effective Date

[______________]

[Loan Fees shall accrue from (and including) this date, provided that the Loaned Assets are transferred to Borrower before 12:00 noon (GMT+8) of such date. In the event that the Loaned Assets are transferred at or after 12:00 noon (GMT+8) of such date, Loan Fees shall accrue from (and including) the following natural day. The determination on the time of transfer of the Loaned Assets to Borrower shall follow the time displayed by the TXID with regards to the last transfer of the Loaned Assets balance to Borrower.]

Maturity Date	[______________]
Payment Term of Loan Fee	[______________]
Early Termination Fee	[______________]

Collateral Terms

For the purpose of this Loan, Collateral is comprised of the following Digital Currencies:

[______________] BTC

Market Value of Digital Currencies as of the Loan Effective Date (determined as of [_________] Singapore time): US$ ________

Market Value	With respect to a Digital Currency as of a time, the last traded price for such Digital Currency to USDT exchange transaction, as reflected on [a price source determined by Lender] closest to (and including) the relevant time.
Initial Margin Level	70% (expressed in LTV)
Margin Call Level	80% (expressed in LTV)
Liquidation Level	90% (expressed in LTV)
Addresses of Lender	[***]
Addresses of Borrower	[***]
Contact Information Specified by Borrower	Name: [______________] Phone: [______________] Email: [______________]
Risk Control Contact person A	Name: [______________] Phone: [______________] Email: [______________] Note: Risk control contacts must keep their mobile phone available for 7*24 hours.
Risk Control Contact person B	Name: [______________] Phone: [______________] Email: [______________] Note: Risk control contacts must keep their mobile phone available for 7*24 hours.
Security (if applicable)
Margin Call and Liquidation	Note: In case of Additional Collateral Notification, there should be at least two risk control contact persons A and B, and the mobile phones of the two risk control contacts must be available to answer calls any time. If Borrower does not respond to the margin call notice in time, it may suffer a loss caused by forced liquidation.

Borrower	Lender

Finfront Holding Company	Antpool Technologies (BVI) Limited

By	By
Name:	Name:
Title:	Title:

Date:	Date:

EXHIBIT C

Notice of Change of the Authorized Agents